Exhibit 21.1

Subsidiaries of Scienjoy Holding Corporation

No.	Subsidiaries	Jurisdiction
1.	Scienjoy Inc.	Cayman Islands
2.	Scienjoy International Limited	Hong Kong SAR, PRC
3.	Sixiang Wuxian (Beijing) Technology Co., Ltd. (思享无限(北京)科技有限公司) (“Sixiang Wuxian” or the “WFOE”)	People’s Republic of China
4.	Sixiang Zhihui (Beijing) Technology Co., Ltd. (思享智汇(北京)科技有限公司) (“Sixiang Zhihui”)	People’s Republic of China
5.	Kashgar Sixiang Times Internet Technology Co., Ltd. (喀什思享时代网络科技有限公司)	People’s Republic of China
6.	Holgus Sixiang Information Technology Co., Ltd. (霍尔果斯思享信息科技有限公司)	People’s Republic of China
7.	Zhihui Qiyuan (Beijing) Technology Co., Ltd. (智汇启源(北京)科技有限公司, “Zhihui Qiyuan” )	People’s Republic of China
8.	Hai Xiu (Beijing) Technology Co., Ltd. (嗨秀(北京)科技有限公司, “Hai Xiu”)	People’s Republic of China
9.	Beijing Le Hai Technology Co., Ltd. (北京乐嗨科技有限公司, “Beijing Le Hai”)	People’s Republic of China
10.	Beijing Sixiang Shiguang Technology Co., Ltd. (北京思享时光科技有限公司, “Sixiang Shiguang”)	People’s Republic of China
11.	Lixiaozhi (Chongqing) internet technology Co., Ltd. 荔小枝(重庆)网络科技有限公司	People’s Republic of China